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                                                                    EXHIBIT 22.1

                           SUBSIDIARIES OF THE COMPANY


Cypher Business Systems, Inc.

Platinum (Colorado) Inc.

Platinum Software (Aust.) Pty., Ltd.

Platinum Software BVI, Ltd.

Platinum Software Canada, Ltd.

Slatershelfco 173 Limited

Platinum Software Foreign Sales Corporation, Inc.

Platinum Software (Holdings) Limited

Platinum Software (Ireland) Limited

Platinum Software (North Asia) Limited

Platinum Software (NZ) Limited

Platinum Software (UK) Limited

Platinum Software Asia Pte

Platinum Software Corporation Sdn. Bhd.